Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ANDALAY SOLAR INC.", FILED IN THIS OFFICE ON THE ELEVENTH DAY OF JUNE, A.D. 2015, AT 1:01 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

4195710 8100

150909699

AUTHENTICATION: 2460891

DATE: 06-12-15

You may verify this certificate online
at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:05 PM 06/11/2015
FILED 01:01 PM 06/11/2015
SRV 150909699 - 4195710 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

Andalay Solar, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of the corporation, resolutions were duly approved and adopted setting forth an amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH", Article A, so that, as amended, said Article shall be read as follows:

"FOURTH: A. Classes and Numbers of Shares. The total number of shares of stock which the Corporation shall have authority to issue is ONE BILLION TWO HUNDRED AND FIFTY ONE MILLION (1,251,000,000) shares. The Classes and aggregate of shares of each class which the Corporation shall have the authority to issue are as follows:

1. ONE BILLION TWO HUNDRED AND FIFTY MILLION (1,250,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"); and
2. ONE MILLION (1,000,000) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock")."

The remaining provisions of Article FOURTH shall remain unchanged.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 9th day of June, 2015.

By: ____________

Title: CEO and President

Name: Steven Chan